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                                                                    EXHIBIT 2.07


                   MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made this 3rd day of May, 2002 ("Execution Date" or "Closing Date"), among DIALTONE, INC., a Florida corporation ("Company"); those entities listed on Schedule A, being all of the holders common stock of the Company (each a "Common Stockholder", and collectively the "Common Stockholders"); INTERLAND, INC., a Minnesota corporation ("Purchaser"); JAGUARCUB ACQUISITION CORPORATION, a Florida corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), and DIALTONE STOCKHOLDERS' REPRESENTATIVE, Inc., a Florida corporation, as representative of the Common Stockholders ("Common Stockholders' Representative").

                                    RECITALS

         A. The Company is in the business of providing web-hosting and related services (the "Business").

         B. The respective Boards of Directors of Purchaser, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company with the Company surviving ("Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby all issued and outstanding shares of common stock of the Company ("Company Common Stock"), all issued and outstanding shares of Preferred A stock ("Preferred A Stock"), all issued and outstanding share of Preferred B stock ("Preferred B Stock"), and all warrants on Company stock of any kind, (hereinafter, collectively, the "Equity") will be converted into the right to receive portion of the Merger Consideration (as defined in Section 2.1).

         C. The respective Boards of Directors of Purchaser, Merger Sub and the Company have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective stockholders.

         D. Purchaser, Merger Sub, the Company and Common Stockholders desire to make certain representations, warranties, covenants, each to the other, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE 1
                                   THE MERGER

         1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable provisions of the Florida Statutes ("FCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation ("Surviving Corporation") and shall succeed to and assume all of the rights and obligations of the Company in accordance with the FCL.

         1.2 CLOSING. The closing of the Merger ("Closing") will take place at 4:00 p.m., Eastern Daylight time, on a date to be specified by the parties ("Closing Date") at the offices of Hunt, Cook, Riggs, Mehr & Miller, P.A., Boca Raton, Florida, or such other location as may be agreed to by the parties hereto. The execution and delivery of this Agreement occurs simultaneously with the Closing.

         1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the FCL, and the parties shall make all other filings or recordings required under the FCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with and declared effective by the Secretary of State of Florida, or at such subsequent date or time as Purchaser and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

         1.4 STATUTORY EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the FCL.


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         1.5      CERTIFICATE OF INCORPORATION. The laws which are to govern the
Surviving Corporation are the FCL. At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable laws. The Plan of Merger is attached hereto as Exhibit 1.5.

         1.6 BYLAWS. The bylaws of the Company in effect immediately prior to the Closing shall be the bylaws of the Surviving Corporation and shall continue in full force and effect until changed, altered or amended as provided therein and in the manner prescribed by Florida law.

         1.7 DIRECTORS AND OFFICERS. The directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation. Immediately after the Effective Time, the initial directors and officers of the Surviving Corporation shall resign, and the Surviving Corporation shall elect Allen L. Shulman as sole director, who is expected to appoint Joel J. Kocher, David A. Buckel and Allen L. Shulman as officers of the Surviving Corporation.

         1.8      CLOSING DELIVERIES.

                  (a) Company Deliveries. At Closing, the Company shall deliver to Purchaser and Merger Sub each of the following, together with any additional items which Purchaser may reasonably request to effect the transactions contemplated herein:

                           (i)      a certified copy of the corporate
resolutions of the Board of Directors of the Company authorizing and approving the Merger and the execution, delivery, and performance of this Agreement and all other documents, instruments and agreements contemplated by this Agreement by the Company together with an incumbency certificate with respect to officers of the Company executing documents or instruments on behalf of the Company.

                           (ii)     the Indemnity Escrow Agreement (defined in
Sections 2.4(a) and (b) below) each duly executed by Common Stockholders and the escrow agent named therein;

                           (iv)     written consents from all persons, entities
and regulatory bodies whose consent to the Merger is required as set forth in
Schedule 4.4 attached hereto, and consents from the holders of Preferred Stock of the Company;

                           (v)      the corporate minute books, seals and stock
transfer books of the Company certified by the corporate secretary thereof as true, correct and complete;

                           (vi)     an opinion of counsel to the Company,
substantially in the form of Exhibit 1.8(a)(vi) attached hereto;

                           (vii)    the Certificates of Merger duly executed by
the Company;

                           (viii)   Good Standing Certificates issued by the
Secretary of State of the State of Florida and all other states in which the Company is qualified as a foreign corporation certifying that the Company is in good standing as a corporation under the laws of said states, such certificates to be in form and substance acceptable to Purchaser and Merger Sub;

                           (ix)     a two (2) year noncompetition agreement in
the form of Exhibit 1.8(a)(ix) ("Noncompetition Agreement") attached hereto duly executed by those persons listed on Exhibit 1.8(a)(ix)(1);

                           (x)      resignation letters from all officers and
directors of the Company, to be delivered immediately after the Effective Time; and


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                           (xi)     any other documents or agreements
contemplated hereby or necessary or appropriate to consummate the transactions contemplated hereby.

                  (b) Stockholder Deliveries. At Closing each Common Stockholder shall deliver to Purchaser and Merger Sub a document appropriate to each Stockholder evidencing such Stockholder's approval of the Merger and the execution, delivery, and performance of this Agreement and all other Transaction Documents (as defined below).

                  (c) Purchaser and Merger Sub Deliveries. At Closing, Purchaser and Merger Sub shall deliver to the Company or Common Stockholders, as appropriate, each of the following, together with any additional items which the Company or Common Stockholders may reasonably request to effect the transactions contemplated herein:

                           (i)      the Indemnity Escrow Agreement duly executed
by Purchaser and Merger Sub;

                           (ii)     certified copies of the corporate
resolutions of the Board of Directors of Purchaser and of the Board of Directors and sole stockholder of Merger Sub authorizing and approving the Merger and the execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated by this Agreement by Purchaser and Merger Sub, together with incumbency certificates with respect to the respective officers of Purchaser and Merger Sub executing documents or instruments on behalf of Purchaser and Merger Sub;

                           (iii)    written consents from all persons, entities
and regulatory bodies whose consent to the Merger is required as set forth in
Schedule 5.3 attached hereto;

                           (iv)     the Certificates of Merger executed by
Merger Sub;

                           (vi)     Opinion of counsel to Purchaser and Merger
Sub, substantially in the form of Exhibit 1.8(c)(vi) attached hereto;

                           (vii)    Good Standing Certificates issued by the
Secretary of State for the States of Minnesota and Florida certifying that Purchaser and Merger Sub, respectively, are in good standing, such certificates to be in form and substance reasonably satisfactory to Common Stockholders;

                           (viii)   any other documents or agreements
contemplated hereby or necessary or appropriate to consummate the transactions contemplated hereby.

                                    ARTICLE 2
                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

         2.1      MERGER CONSIDERATION.

                  (a) General. At Closing, subject to the terms and conditions of this Agreement, the Stockholders, in exchange for the surrender and cancellation of all issued and outstanding shares of Company Common Stock, Preferred A Stock, and Preferred B stock, and the cancellation of all outstanding warrants shall be entitled to receive consideration of FIFTEEN MILLION SEVEN HUNDRED THIRTY-TWO THOUSAND EIGHT HUNDRED EIGHTY-THREE DOLLARS AND EIGHTY CENTS ($15,732,883.80) (the "Merger Consideration"). One Million Five Hundred Thirty-One Thousand Seven Hundred Eighty-Eight Dollars and Thirty-Eight Cents ($1,531,788.38) (the "Escrow Amount") of the Merger Consideration shall be escrowed at Closing pursuant to Sections 2.4(a) and 2.4(b) below. The Merger Consideration shall be allocated to each of the Stockholders as set forth in
Exhibit 2.1(a).

                  (b) Adjustment Date. For convenience of accounting, the parties agree that economically the benefits and burdens of ownership of the Business will be deemed transferred as of the close of business on March 31, 2002 as if such date were the Closing Date, and the parties acknowledge that the amount of Merger Consideration has been agreed to on such basis.


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         2.2      EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or Common Stockholders:

                  (a) Conversion of Company Equity. Each issued and outstanding share of the Company Common Stock, Preferred A Stock, Preferred B Stock, and warrants shall be converted into solely the right to receive the Merger Consideration, and the Company Common Stock, Preferred A Stock and Preferred B Stock and warrants shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and Common Stockholders shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

                  (b) Merger Sub Common Stock. Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

                  (c) Treasury Stock. All shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no Purchaser Common Stock, cash or other consideration shall be delivered or deliverable in exchange therefor.

                  (d) Purchaser Common Stock. At and after the Effective Time, each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Purchaser Common Stock and shall not be affected by the Merger.

         2.3      INTENTIONALLY OMITTED.

         2.4 INDEMNITY ESCROW AGREEMENT. At Closing the Escrow Amount shall be held in escrow ("Indemnity Escrow") for a period of one (1) year from the Closing Date as non-exclusive security for Stockholders' indemnity obligations set forth in this Agreement. The Indemnity Escrow shall be separate and distinct from any other escrow called for by this Agreement. The terms and conditions of the Indemnity Escrow are more particularly set forth in that certain "Indemnity Escrow Agreement" which shall be executed and delivered by the Purchasers and Stockholders at Closing substantially in the form attached as Exhibit 2.4 attached hereto.

                                    ARTICLE 3
                         OTHER COVENANTS AND AGREEMENTS

         3.1      EMPLOYEE MATTERS.

                  (a) Offer of Employment. As of the Closing, Purchaser will, in its capacity as sole shareholder of Company, cause the Company following the Closing to employ all persons who are current employees of the Company immediately prior to Closing and listed on Schedule 3.1 ("Current Employees") on substantially the same terms and conditions as such Current Employees are employed by the Company, but nothing contained herein shall preclude Purchaser from revising conditions of employment after the Closing or effecting the termination of any Current Employees after the Closing.

                  (b) Employee Benefits. With respect to employee benefits, nothing contained in this Agreement shall prohibit Purchaser from changing or eliminating the benefits of Current Employees of the Company hired at or after the Closing by Purchaser or to eliminate or modify benefits currently being made available by the Company to any Current Employees.

         3.2      EXPENSES.

                  (a) Purchaser's Expenses. Except as otherwise specifically provided herein, all of the expenses incurred by Purchaser and Merger Sub in connection with the authorization, negotiations, preparation, execution and performance of this Agreement and other agreements referred to herein, including, without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for Purchaser, and Merger Sub, shall be paid by Purchaser.

                  (b) Company and Stockholders' Expenses. Except as otherwise specifically provided herein, all expenses incurred by the Company (either on its own behalf, or on behalf of Stockholders) in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements


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referred to herein, including without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants ("Closing Costs") shall either be paid prior to Closing, or shall be accrued expenses on the balance sheet of the Company as of March 31, 2002. Common Stockholders shall be solely responsible for paying any and all sales, use and transfer taxes incurred in connection with the transactions described herein.

         3.3      CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS.

                  Except as may be required by law or by NASDAQ, neither party shall make any public announcement without the consent of the other, which consent shall not be unreasonably withheld.

         3.4      TAX MATTERS.

                  (a) Definitions. As used in this Agreement, the following terms have the specified meanings:

                           (i)      "Tax Authority" shall mean any United States
federal, foreign, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.

                           (ii)     "Tax Return" shall mean any return, amended
return, estimated return, information return or statement (including any related or supporting information) filed or to be filed with any Tax Authority in connection with the determination, assessment, collection or administration of any Tax or filed by or including the Company or its Stockholders in respect of the Business.

                           (iii)    "Tax" or "Taxes" shall mean all taxes,
charges, fees, interest, fines, penalties, additions to tax or other assessments, including without limitation, income, excise, environmental, property, sales, gross receipts, gains, transfer, occupation, privilege, employment (including social security and unemployment), use, value added, capital stock or surplus, franchise taxes, advance corporate tax and customs duties imposed by any Tax Authority, payable by the Company or relating to or chargeable against the Company's assets, revenues or income.

                  (b) Cooperation of Parties. Except as otherwise provided in this Agreement, the parties hereby agree that each of them shall cooperate with the other in executing or causing to be executed any required document and by making available to the other all work papers, records and notes of any kind at all reasonable times for the purpose of allowing the appropriate party to complete Tax Returns, participate in a proceeding, obtain refunds, make any determination required under this Agreement or defend or prosecute Tax claims.

         3.5 COMPANY INDEBTEDNESS. Unless the obligee and Purchaser agree to an assignment or novation, all indebtedness of the Company to any financial institution shall be paid in full by Purchaser at Closing; provided, however, that all such indebtedness shall continue to be reflected on the books of the Surviving Corporation after Closing as a debt to Purchaser and shall be paid to Purchaser in accordance with Purchaser's standard terms for similar categories of debt repayment.

                                    ARTICLE 4
                           REPRESENTATIONS, WARRANTIES
                          AND COVENANTS OF THE COMPANY

         In order to induce Purchaser and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, the Company makes the following representations, warranties and covenants to Purchaser and Merger Sub, each of which is material to and is relied upon by Purchaser.

         4.1 ORGANIZATION AND AUTHORITY OF THE COMPANY. To the best of the knowledge of the Company, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. To the best of the knowledge of the Company is duly qualified as a foreign corporation in all jurisdictions in which the conduct of its Business or the ownership of its properties requires such qualification and where the failure to have so qualified would cause a Material Adverse Effect and Schedule 4.1 attached hereto lists all the jurisdictions where the Company is so qualified. The Company has all necessary corporate power and authority to own, lease and operate its properties and conduct its business as it is currently being conducted. The Company does not own, directly or indirectly, any interest in any corporation, partnership, joint venture or other entity other than as set forth in Schedule
4.1. For purposes of this Section 4.1 and this Agreement, the term "Material Adverse Effect" means a material adverse effect upon, or a material adverse change in, any of the (i) material business, assets, results


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of operations, properties or financial condition of the Company; (ii) the legality, validity, binding effect or enforceability of this Agreement, or (iii) the ability of the Company to perform its obligations under this Agreement.

         4.2 CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. The Company has full corporate power and authority, and Common STOCKHOLDERS have full power, capacity and authority, to execute and deliver this Agreement and each of the respective Transaction Documents to which the Company or Common Stockholders are or will be a party and to consummate the transactions contemplated hereby and thereby. "Transaction Documents" means each of the agreements, documents and instruments referenced in this Agreement to be executed and delivered by the Company or Common Stockholders respectively, except that employment agreements and non-competition agreements shall not be considered to be Transaction Documents, and shall not be subject to Article 6 hereof. The board of directors of the Company and the authorized representative of each of the Common Stockholders have duly approved and authorized the execution and delivery of this Agreement and each of the respective Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings are necessary. Assuming that this Agreement and each of the Transaction Documents which are also Purchasers' Transaction Documents (as defined below) constitutes a valid and binding agreement of the Purchasers, this Agreement and each of the Transaction Documents constitutes, or will constitute when executed and delivered, a valid and binding agreement of the Company or Common Stockholders, as the case may be, in each case enforceable by Purchaser and Merger Sub in accordance with its terms, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles. The duly elected officers and directors of the Company are set forth on Schedule 4.2 attached hereto. True, correct and complete copies of the Articles of Incorporation, the bylaws and all minutes of the Company are contained in the minute books of the Company, and any stock certificates not outstanding are contained in the stock book of the Company. True, correct and complete copies of the minute books and stock books of the Company have been delivered to Purchaser.

         4.3 OWNERSHIP OF ASSETS. Other than as set forth on Schedule 4.3 attached hereto, the Company owns all of the assets ("Assets") reflected on its balance sheet or used or held for use in the Business (and a valid and enforceable leasehold interest in the real and personal property which is leased), free and clear of any liens, pledges, and encumbrances.. All of the Assets used in the Business are, to the Knowledge of the Company, in good working condition, except for usual wear and tear, obsolescence, and breakdowns in accordance with historical experience.

         4.4 NO CONFLICT; REQUIRED CONSENTS. Other than the consents, approvals, authorizations and other actions listed on Schedule 4.4 attached hereto, the execution and delivery by the Company and Common Stockholders of this Agreement and the Transaction Documents and the consummation by the Company and Stockholders of the transactions contemplated hereby and thereby do not and will not (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority; (b) violate the terms of any instrument, document or agreement to which the Company is a party, or (c) to the best of the knowledge of the Company and of Common Stockholders, violate the terms of any instrument, document or agreement to which to which any Stockholder is a party, or by which the Company or Stockholders or the Assets or assets of the Stockholders is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a material default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or Assets of the Company; (d) to the best of the knowledge of the Company and of the Common Stockholders, violate in any material way any order, writ, injunction, decree, judgment, ruling, or, to the best of the knowledge of Company, any law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to the Company or Stockholders or relating to the Business; or (e) violate the Articles of Incorporation or bylaws of the Company. The Company is not subject to, or a party to, any mortgage, lien, lease, agreement, contract instrument, order, judgment or decree or other restriction of any kind or character which would prevent or hinder the continued operation of the Business after the Closing on substantially the same basis as theretofore operated.

         4.5 OWNERSHIP OF STOCK OF THE COMPANY. Schedule 4.5 attached hereto is a true, correct and complete list of the authorized capital stock, par value per share, number of issued and outstanding shares of capital stock, number of warrants, and number of treasury shares for the Company. All outstanding shares of the Company' capital stock have been duly authorized, and are validly issued, fully paid and nonassessable and are owned of record and beneficially by the Common Stockholders. No one other than the Common Stockholders has any beneficial or record interest in the capital stock of the Company. Each of the Common Stockholders warrant and represent for himself or herself that he or she is the lawful owner of, and has good and marketable title to the Company's outstanding capital stock or warrants shown on Schedule 4.5 attached hereto free and clear of any mortgage, pledge,


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claim, lien, charge, encumbrance or other right in any third party (including any right to purchase, vote or direct the voting of, any shares thereof). Except as disclosed on Schedule 4.5 attached hereto, the Company has not issued any convertible securities, options, warrants, or entered into any contracts, commitments, agreements, understandings, arrangements or restrictions by which it is bound to issue any additional shares of its capital stock or other securities. Except as disclosed on Schedule 4.5 attached hereto, since March 31, 2002, the Company has not issued, declared or paid any dividend on, or declared or made any distribution on, or authorized the creation or issuance of, or effected any split-up or any recapitalization of, any of its capital stock of any class or, directly or indirectly, redeemed, purchased or otherwise acquired or authorized the acquisition of any of its outstanding stock or authorized or made any change in its Articles of Incorporation or agreed to take any such action and, prior to Closing, the Company will take no such action.

         4.6 COMPLIANCE WITH LAWS. To the best of the knowledge of the Company and except as set forth on Schedule 4.7, the Company and the Business are in material compliance with all applicable laws, orders, rules and regulations of all governmental bodies and agencies. The Company has not received written notice of, nor is aware of any facts or circumstances that would reasonably lead it to believe that there is or has been, any noncompliance with the foregoing.

         4.7 LICENSES AND PERMITS. Except as set forth on Schedule 4.7: (i) the Company holds and is in compliance with all licenses, permits, concessions, grants, franchises, approvals and authorizations listed on Schedule 4.7 attached hereto, and, to the best of the knowledge of the Company, such list constitutes all of the licenses, permits, concessions, grants, franchises, approvals and authorizations necessary or required for the use or ownership of the Company and the operation of the Business; (ii) the Company has not received within the twenty-four (24) months preceding the date of this Agreement written notice of any violations in respect of any such licenses, permits, concessions, grants, franchises, approvals or authorizations; (iii) no proceeding is pending or, to the best knowledge of the Company, is threatened, which seeks revocation or limitation of any such licenses, permits, concessions, grants, franchises, approvals or authorizations.

         4.8      FINANCIAL INFORMATION.

                           (a)      Historical Financial Statements. The Company
has previously delivered to Purchaser financial statements of the Company consisting of:

                                    (i)      Unaudited balance sheets of the
Company as of December 31, 2001 and as of December 31, 2000 (the "Fiscal Year-End Balance Sheets") and unaudited statements of income of the Company for the twelve-month periods then ended; and

                                    (ii)     an unaudited balance sheet (the
"Closing Balance Sheet") as of March 31, 2002, and a statement of income of the Company for the three-month period ended March 31, 2002; and

                                    (iii)    unaudited balance sheets as of the
same dates, and statements of income and retained earnings for the same periods (if applicable) for each of the subsidiaries of Company (together with the items in subsections (i) and (ii), the "Financial Statements" which are attached hereto as Exhibit 4.8)

The Financial Statements present fairly in all material respects, in conformity with generally accepted accounting principles applied on a basis consistent with past practice (except for the treatment of income tax accrual and the absence of the notes required by generally accepted accounting principles), the financial condition and the results of operation of the Company and separately of its subsidiaries as of the dates of such statements and for the periods then ended.

                           (c)      No Insolvency. The Company is not, nor has
the Company been during the twelve (12) months immediately preceding the execution of this Agreement, insolvent within the meaning of 11
U.S.C.ss.101(31). The Company has paid and is paying its debts as they become due.

         4.9 SUFFICIENCY OF ASSETS. The assets reflected on its balance sheet, tangible and intangible, constitute all the material assets of any nature with which the Company has conducted its Business for the twelve (12) month period prior to the Closing Date, subject only to additions and deletions of fixed assets in the ordinary course of business, other than as set forth on
Schedule 4.3. Except as set forth on Schedule 4.3, all material assets relating to the Business are held solely by the Company, and all agreements, obligations, expenses and transactions related to the Business have been entered into, incurred and conducted only by the Company, and no affiliate of the Company owns or has any rights in or to any of the Assets, properties or rights used by the Company in the Business.

         4.10 DEPOSITS. Attached hereto as Schedule 4.10 is a true, correct and complete list of all security and other deposits, prepayments and prepaid expenses of the Company as of March 31, 2002 (collectively, the "Deposits" and individually, a "Deposit"), setting forth the amount of each Deposit.

         4.11     ACCOUNTS RECEIVABLE; OBLIGATIONS.

                  (a) Receivables. Schedule 4.11(a)(i) attached hereto is a true, correct and complete list of all accounts receivable, notes receivable, and other rights to receive payments ("Accounts Receivable") of the Company showing the terms and time period for collection thereof, and all such Accounts Receivable listed thereon are bona fide, arose in the ordinary course of business, and, to the best of the knowledge of the Company, are not subject to any disputes or offsets. To the best of the knowledge of the Company all such Accounts Receivable are current and are collectible in accordance with their terms, net of reserves for uncollectibility in the amount reflected on the Financial Statements within sixty (60) days after the Closing Date, at their recorded amounts.

                  (b) Indebtedness. Schedule 4.11(b) attached hereto is a true, correct and complete list of all liabilities shown on the Closing Balance Sheet for all indebtedness owed by the Company (including trade payables and accrued expenses) and all liabilities of the Company in respect of the Business incurred other than in the ordinary course of business, stating the origin of the liability, the security therefor, the amount owed and the terms of payment. None of the items set forth on Schedule 4.11(b) attached hereto is overdue such that a Material Adverse Effect is likely to result.

         4.12     TAX RETURNS AND PAYMENTS.

                  (a)      Payment of Taxes. Except as otherwise disclosed in
Schedule 4.12 attached hereto: (i) all Tax Returns, including estimated returns and reports of every kind with respect to Taxes which are due to have been filed by the Company in accordance with any applicable law, have been duly filed and are true, correct and complete in all respects; (ii) all Taxes, deposits or other payments for which the Company may have any liability through the date hereof (whether or not shown on a Tax Return), have been paid in full or are accrued as liabilities for Taxes on the books and records of the Company; (iii) the amounts so paid on or before the date hereof, together with any amounts accrued currently payable as liabilities for Taxes on the books of the Company and reflected in the Closing Balance Sheet will be adequate to satisfy all liabilities for Taxes of the Company in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date;
(iv) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns or reports of Taxes were or are due to be filed;
(v) all deficiencies asserted as a result of any examination of any Tax Return or report of Taxes of the Company have been paid in full accrued on its books or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (vi) no claims have been asserted against the Company and no proposals or deficiencies for any Taxes are being asserted against the Company, or proposed or threatened, and no audit or investigation of any Tax Return or report of Taxes is currently underway, pending or threatened; (vii) there are no outstanding waivers or agreements by the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any taxing authority; (viii) there are no liens for Taxes upon any property or assets of the Company except liens for current Taxes not yet due or payable, nor are there any liens which are pending or threatened; (ix) to the best knowledge of the Company, there are no facts which exist or have existed which would constitute meritorious grounds for the assessment of any Taxes against the Company with respect to the periods which have not been audited by the Internal Revenue Service or any other Tax Authorities; (x) the Company does not have any liability not shown on the Financial Statements (whether known or unknown, asserted or unasserted, liquidated or unliquidated, and whether due or to become due) for the Taxes of any Person under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

                  (b) Submission of Tax Returns. The Company has delivered to Purchaser copies of all U.S. federal and state income Tax Returns (together with any examination reports and statements of deficiency) relating to the operations of the Company for the taxable years ended December 31, 1998, 1999, and 2000.

         4.13 FIXED ASSETS AND VEHICLES. Schedule 4.13 attached hereto is a true, correct and complete list of the fixed assets and vehicles of the Company and the location thereof. The fixed assets and vehicles include all of the furniture, fixtures and equipment, and vehicles owned or used by the Company in the operation of the Business. Each of the fixed assets and vehicles is, to the best of the Knowledge of the Company, in good working condition, except for usual wear and tear, obsolescence, and breakdowns in accordance with historical experience.

         4.14     TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS.

                  (a) For the purposes of this Agreement, "Company Intellectual Property" consists of the following intellectual property, to the extent not in the public domain:

                                    (i)      all patents, trademarks, trade
                  names, domain names, service marks, trade dress, copyrights and any renewal rights therefor, schematics, software, firmware, technology, manufacturing processes, supplier lists, customer lists, trade secrets, know-how, moral rights and applications and registrations for any of the foregoing;

                                    (ii)     all documents, records and files
                  relating to design, end user documentation, quality control, sales, marketing or customer support for all intellectual property described herein;

                                    (iii)    all other tangible or intangible
                  proprietary information and materials; and

                                    (iv)     all license and other rights in any
                  third party product or any third party intellectual property described in (i) through (iii) above;

                  that are owned or held by or on behalf of Company or that are being, and/or have been, used, or are currently under development for use, in the business of Company as it has been, is currently or is currently planned to be conducted.
                  Schedule 4.14 of the Company Disclosure Schedule lists: (i) all patents, copyright registrations, registered trademarks, registered service marks, domain names, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in Company Intellectual Property and owned by or on behalf of Company;
                  (ii) all hardware products and tools, software products and tools and services that are currently published, offered, or under development by Company; and (iii) all licenses, sublicenses and other agreements to which Company is a party and pursuant to which Company or any other person is authorized to use any Company Intellectual Property or exercise any other right with regard thereto. The disclosures described in (iii) hereof include the identities of the parties to the relevant agreements, a description of the nature and subject matter thereof, the term thereof and the applicable royalty or summary of any formula or procedure for determining such royalty.

                  (b) Company Intellectual Property consists solely of items and rights that are either: (i) owned solely by Company; or (ii) rightfully used and authorized for use by Company and its successors pursuant to a valid license. All Company Intellectual Property that consists of license or other rights to third party property is separately set forth in Schedule 4.14. Company has all rights in Company Intellectual Property to the extent necessary to carry out Company's current, former and planned future activities.

                  (c) Except as set forth in Schedule 4.14(c), the Company is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of Company's obligations hereunder or the consummation of the Merger, will Company be, in violation of any license, sublicense or other agreement relating to any Company Intellectual Property to which Company is a party or otherwise bound. Except as set forth in Schedule 4.14(c), the Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Company or Interland, as successor to Company, in Company Intellectual Property.

                  (d) Subject to the "Commercial IP Exception" (defined below), the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service or process as used, provided, or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Company does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, domain name, firm name, logo, moral right, other intellectual property right, right of privacy, or right in personal data of any Person. "The Commercial IP Exception" applies to commercially available software or other intellectual property to which the Company in good faith believes it has a bona fide license from the owner. Company makes no representation that Company's exercise of rights with respect to such intellectual property does not violate the rights of any Person, but only that Company has no knowledge of such violation or infringement. No claims (i) challenging the validity, effectiveness, or ownership by Company of any Company Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service, or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Company infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted to Company or are threatened by any Person nor, to the best of the knowledge of the Company, are there any valid grounds for any bona fide claim of any such kind. To the best of the knowledge of the Company there are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any Company Intellectual Property, other than review of pending applications for patent, and Company is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All granted or issued patents and all registered trademarks and copyright registrations owned by Company are valid, enforceable and subsisting. To the best of the knowledge of the Company, there is no unauthorized use, infringement, or misappropriation of any Company Intellectual Property by any third party, employee or former employee.

                  (e) Schedule 4.14 separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, Company Intellectual Property, other than intellectual property described in the Commercial IP Exception. Company has secured from all parties who have created any portion of, or otherwise have any rights in or to, Company Intellectual Property (other than intellectual property described in the Commercial IP Exception) valid and enforceable written assignments of any such work or other rights to Company and has provided true and complete copies of such assignments to Purchaser.

                  (f) Schedule 4.14(f) lists all confidentiality agreements Company has obtained from all employees and from third parties. Company is not in violation of any confidentiality or non-disclosure agreement made with any third party.

         4.15 CONTRACTS. Schedule 4.15 attached hereto sets forth a true, correct and complete list of all written and oral contracts, agreements, leases and other instruments to which the Company is a party including without limitation any such agreements with distributors, vendors, suppliers, customers and independent contractors (collectively, the "Contracts"). Prior to execution of this Agreement, the Company has provided to Purchaser true, correct and complete copies of the written Contracts and descriptions of terms of oral Contracts, including any and all amendments thereto. Assuming the Contracts constitute the valid and binding agreements of the parties thereto other than the Company, such Contracts are valid, legally binding and enforceable against the Company and the other parties thereto, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles. Neither the Company nor, to the best knowledge of the Company, any other party to any of the Contracts is in breach of, or in material default (that would result in damages or availability of equitable relief to another party thereto) under, any of the Contracts and no event has occurred which, with the notice or lapse of time, or both, would constitute a material default (that would result in damages or availability of equitable relief to another party thereto) by the Company or, to the best knowledge of the Company, any other party to any of the Contracts. Except as set forth in Schedule 4.15 the assignment of any of the Contracts by way of the Merger to Merger Sub in accordance with this Agreement will not constitute a breach or violation of such Contract. All Contracts were entered into on an "arm's length" basis based on commercial and not personal considerations, and have been entered into in the ordinary course of business.

         4.16 LITIGATION; JUDGMENTS. Except as set forth on Schedule 4.16 attached hereto, there are no material legal actions, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Assets before any court, tribunal or governmental body. There is no action, proceeding or investigation pending, or to the best knowledge of the Company, threatened against or involving the Company, Stockholders, or the operation of the Business, nor is there any action or proceeding pending or, to the best knowledge of the Company, threatened before any court, tribunal or governmental body seeking to restrain or prohibit or to obtain damages or other relief in connection with the consummation of transactions contemplated by this Agreement, or which might materially and adversely affect the Business or the Assets, or the Company's or Stockholders' ability to consummate the transactions contemplated by this Agreement and the Transaction Documents. Neither the Company nor, to the best of the knowledge of the Company, Stockholders, are subject to any judgment, order or decree entered in any lawsuit or proceeding relating to the Assets or the operation of the Business.

         4.17 INSURANCE. Schedule 4.17 attached hereto lists all of the insurance policies maintained by the Company, which schedule includes the name of the insurance company, the policy number, a description of the type of insurance covered by such policy, the dollar limit of the policy, and the annual premiums for such policy. All premiums thereon have been paid, and there are no pending notices to Company of cancellation with respect thereto. To the best knowledge of the Company, there are no pending or threatened terminations of, or premium increases with respect to, any of such policies and bonds, and the Company is in compliance with all conditions contained therein. The Company has delivered to Purchaser true, complete and correct copies of all of the above-described insurance policies.

         4.18     EMPLOYEES; UNION; LABOR. Except as otherwise designated on
Schedule 4.18 attached hereto, the Company does not use the services of independent contractors or consultants in connection with the Business. Except as set forth on Schedule 4.18, the Company is not a party to any collective bargaining agreement or any other contract, written or oral, with any trade or labor union, employees' association or similar organization. There are no strikes, slowdowns, picketing, work stoppages or labor disputes pending or threatened, or to the best knowledge of the Company or Common Stockholders, any attempts at union organization of the employees of the Company. All salaries and wages paid and withheld by the Company are and have been in compliance with all applicable federal, state and local laws. Schedule 4.18 attached hereto lists each current employee of the Company as well as any former employee of the Company whose employment by the Company ceased for any reason since January 1, 2002. Set forth opposite the name of each such employee or officer are: the positions held; the beginning and ending employment dates; the reason for the cessation of employment; and the total annual (or, as applicable, annualized) compensation paid to such employee by the Company, including any bonus and perquisites. Where Schedule 4.18 includes the name of an employee who is paid on an hourly basis, the compensation listed is on the basis of 2080 times the current hourly wage.

         4.19     BENEFIT PLANS AND ERISA.

                  (a) Employee Benefit Plans of the Company. Schedule 4.19 attached hereto sets forth a true and complete list of each "employee benefit plan" (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, post-retirement, scholarship, disability, sick leave, vacation, individual employment, commission, bonus, payroll practices, retention, or other plan, agreement, policy, trust fund or arrangement (each such plan, agreement, policy, trust fund or arrangement is referred to herein as an "Employee Benefit Plan," and collectively, the "Employee Benefit Plans") that is currently in effect was maintained since December 31, 1996 or which has been approved before the date hereof but is not yet effective, that provides a material amount of benefits, for the benefit of (i) directors or employees of the Company working in the Business or any other persons performing services for the Company in the Business, (ii) former directors or former employees of the Company working in the Business or any other persons formerly performing services for the Company in the Business, or (iii) beneficiaries of anyone described in (i) or (ii) (collectively, "Business Employees") or with respect to which the Company or any "ERISA Affiliate" (hereby defined to include any trade or business, whether or not incorporated, other than the Company, which has employees who are or have been at any date of determination occurring within the preceding six (6) years treated pursuant to Section 4001(a)(14) of ERISA or
Section 414 of the Code as employees of a single employer which includes the Company) has or has had any obligation on behalf of any Business Employee. Except as disclosed on Schedule 4.19 attached hereto, there are no other benefits to which any Business Employee is entitled or for which the Company has any obligation.

                  (b) Documents Delivered. The Company has delivered to Purchaser, with respect to each Employee Benefit Plan, true and complete copies of (i) the current documents embodying and relating to each Employee Benefit Plan, including, without limitation, the current plan documents and documents creating any trust maintained pursuant thereto, all amendments, investment management agreements, group annuity contracts, administrative service contracts, insurance contracts, collective bargaining agreements, the most recent summary plan description and each summary of material modification the contents of which has not yet been incorporated into the current summary plan description, and employee handbooks, (ii) annual reports including but not limited to Forms 5500, 990 and 1041 for the last three
(3) years for the plan or any related trust, (iii) actuarial valuation reports and financial statements for the last three (3) years, and (iv) each communication involving the plan or any related trust to or from the Internal Revenue Service ("IRS"), Department of Labor ("DOL"), Pension Benefit Guaranty Corporation ("PBGC") or any other governmental authority including, without limitation, the most recent determination letter received from the IRS pertaining to any Employee Benefit Plan intended to qualify under Sections 401(a) or 501(c)(9) of the Code.

                  (c) Compliance with ERISA and Code. Each Employee Benefit Plan is in material compliance with the provisions of ERISA and the provisions of the Code applicable to it in all material respects. Except as set forth in
Schedule 4.19 attached hereto, the Company has not maintained or contributed to any plan subject to the minimum funding standards of Section 302 of ERISA or
Section 412 of the Code during its last six (6) fiscal years, and each plan maintained by an ERISA Affiliate which is subject to Title IV of ERISA or
Section 412 of the Code is fully accrued and funded in compliance with ERISA and the Code as of the Closing Date, and if any such plan or plans were terminated as of the Closing Date, the termination would satisfy the minimum funding requirements of ERISA and the Code. All Employee Benefit Plans which are "pension plans" as defined in Section 3(2) of ERISA that are intended to be tax-qualified have received favorable determination letters from the Internal Revenue Service as to their tax-qualified status and the tax-exempt status of any related trust under Sections 401(a) and 501 of the Code, respectively, which determinations are currently in effect.

                  (d) Multiple Employer Arrangements. The Company has no obligation to contribute to or provide benefits pursuant to, and has no other liability of any kind with respect to, (i) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), or (ii) a "plan maintained by more than one employer" (within the meaning of Section 413(c) of the Code).

                  (e) Multiemployer Plans. Except as listed on Schedule 4.19, neither the Company nor any ERISA Affiliate maintains or contributes to, is required to maintain or contribute to, or, since April 29,1980, has maintained or contributed to, a "multiemployer plan" (as defined by Section 4001(a)(3) of ERISA). With respect to any Multiemployer Plan listed on Schedule 4.19, the Company has no withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA as a result of either a "complete withdrawal" (as defined in Section 4203 of ERISA) or a "partial withdrawal" (as defined in Section 4205 of ERISA) by the Company from such Employee Benefit Plan occurring on or prior to the date hereof.

                  (f) Certain Disclosures and Statements Relating to Employee Benefit Plans. With respect to each Employee Benefit Plan and except as otherwise set forth on Schedule 4.19 attached hereto:

                           (i)      Qualified and Tax Exempt Status of Plans and
Trusts. Each Employee Benefit Plan which is described in Section 3(2) of ERISA qualifies under Section 401(a) of the Code and has received a determination letter from the IRS to the effect that the Employee Benefit Plan is qualified under Section 401 of the Code and that any trust maintained pursuant thereto is exempt from federal income tax under Section 501 of the Code, and nothing has occurred or is reasonably expected to occur that caused or could cause the loss of such qualification or exemption or the imposition of any material amount of penalty or tax liability;

                           (ii)     Required Payments. All material amounts of
payments required by the Employee Benefit Plan, any collective bargaining agreement or by law (including all material amounts of contributions, insurance premiums, premiums due the PBGC or intercompany charges) with respect to all periods through the date hereof have been made;

                           (iii)    Reports, Documents and Notices. There are no
material violations of or failures to comply with ERISA and the Code with respect to the filing of applicable reports, documents, and notices regarding the Employee Benefit Plan with the DOL, the IRS, the PBGC or any other governmental authority, or any of the assets of the Employee Benefit Plan or any related trust;

                           (iv)     Claims or Other Legal Action. No claims,
lawsuit, arbitration or other action has been asserted or instituted or threatened in writing against the Employee Benefit Plan, any trustee or fiduciaries thereof, the Company or any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of the Employee Benefit Plan or any related trust, except routine claims for benefits or relating to qualified domestic relations orders (within the meaning of Section 414(p) of the Code);

                           (v)      Amendments. All material amendments required
to bring the Employee Benefit Plan into conformity with applicable law, including, without limitation, ERISA and the Code, have been timely adopted, or may be adopted without incurring a Material Adverse Effect on the Plan or on the Company;

                           (vi)     Bonding. Any bonding required with respect
to the Employee Benefit Plan in accordance with the applicable provisions of ERISA has been obtained and is in full force and effect in all material respects;

                           (vii)    Plan Administration. The Employee Benefit
Plan complies with and has been maintained and operated in all material respects in accordance with its respective terms and the terms and provisions of applicable law, including, without limitation, ERISA and the Code (including rules and regulations thereunder);

                           (viii)   Prohibited Transactions. No "prohibited
transaction" (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is expected to occur with respect to the Employee Benefit Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") which has subjected or could subject the Company, any ERISA Affiliate or Purchaser, or any officer, director or employee of the Company, any ERISA Affiliate or Purchaser, or the Employee Benefit Plan trustee, administrator or other fiduciary, to a material amount of tax or penalty on prohibited transactions imposed by either
Section 502 of ERISA or Section 4975 of the Code or any other material liability with respect thereto;

                           (ix)     Audits. The Employee Benefit Plan is not
under audit or investigation by the IRS or the DOL or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any material amount of tax, interest or penalty;

                           (x)      Tax Compliance for Certain Welfare Benefits
and Other Plans. If the Employee Benefit Plan purports to provide benefits which qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129 or 132 of the Code, the Employee Benefit Plan satisfies the requirements of said Section(s) in all material respects;

                           (xi)     VEBAS. If the Employee Benefit Plan purports
to be a voluntary employee beneficiary association ("VEBA"), a request for a determination letter for the VEBA has been submitted to and approved by the IRS that the VEBA is exempt from federal income tax under Section 501(c)(9) of the Code, and nothing has occurred or is expected to occur that caused or could cause the loss of such qualification or exemption or the imposition of any tax, interest or penalty with respect thereto;

                           (xii)    No Termination Liability. The Employee
Benefit Plan has not been terminated under circumstances which would result in liability to the PBGC;

                           (xiii)   No Reportable Event. No "reportable event"
(within the meaning of Section 4043 of ERISA) has occurred; and

                           (xiv)    No Termination Proceeding. If the Employee
Benefit Plan is subject to Title IV of ERISA, no proceeding has been or is expected to be initiated to terminate the plan.

                  (g) Post-Closing Liabilities. With respect to all periods ending on the Closing, Purchaser shall not, as a result of the transactions contemplated by this Agreement (or any employment by Purchaser of Business Employees): become liable for any material amount of contribution, tax, lien, penalty, cost, interest, claim, loss, action, suit, damage, cost assessment or other similar type of liability or expense of the Company or any ERISA Affiliate (including predecessors thereof) with regard to any Employee Benefit Plan or any Employee Benefit Plan sponsored, maintained or contributed to by an ERISA Affiliate (including predecessors thereof) (assuming a like definition of "Employee Benefit Plan" were applicable to ERISA Affiliates as to those same types of agreements, policies, trusts, funds and arrangements sponsored, maintained or contributed to by them) (each such plan for an ERISA Affiliate, an "ERISA Affiliate Employee Benefit Plan"), including, without limitation withdrawal liability arising under Title IV, Subtitle E, Part 1 of ERISA, liabilities to the PBGC, or liabilities under Section 412 of the Code or Section 302(a)(2) of ERISA.

                  (h) Liens, Excise and Other Taxes and Certain Other Matters. The Company is not subject to any liens, and excise or other taxes, under ERISA, the Code or other applicable law relating to any Employee Benefit

Plan; has not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA; has not withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA; and has not ceased making contributions to any Employee Benefit Plan subject to 4064(a) of ERISA to which the Company or any ERISA Affiliate made contributions at any time during the six (6) years prior to the date hereof.

                  (i) COBRA. The Company, each ERISA Affiliate, each Employee Benefit Plan and each Employee Benefit Plan "sponsor" or "administrator" (within the meaning of Section 3(16) of ERISA) has complied in all material respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (such statutory provisions and predecessors thereof are referred to herein collectively as "COBRA"). Schedule
4.19 attached hereto lists the name of each Business Employee who has experienced a "Qualifying Event" (as defined in COBRA) with respect to an Employee Benefit Plan who is eligible for "Continuation Coverage" (as defined in COBRA) and whose maximum period for Continuation Coverage required by COBRA has not expired. Included in such list are the current address for each such individual, the date and type of each Qualifying Event, whether the individual has already elected Continuation Coverage and, for any individual who has not yet elected Continuation Coverage, the date on which such individual was notified of his or her rights to elect Continuation Coverage. Schedule 4.19 attached hereto also lists the name of each Business Employee who is on a leave of absence (whether or not pursuant to the Family and Medical Leave Act of 1993, as amended ("FMLA")) and is receiving or entitled to receive health coverage under an Employee Benefit Plan, whether pursuant to FMLA, COBRA or otherwise.

                  (j) Defined Benefit Plans. No Employee Benefit Plan is subject to Part 3 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

                  (k) Effect of Merger. Except as set forth in Schedule 4.17(k), the change in control resulting from the merger will not result in an Employee obtaining additional rights under their employment contract, or result in an increase in employee benefits including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Business Employee.

                  (l) Parachute Payments. Except as set forth in Schedule 4.19, no amounts payable under any Employee Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code, as such Section of the Code is currently in effect.

                  (m)      Retiree Benefits. Except as set forth on Schedule
4.19 attached hereto, no Employee Benefit Plan provides for any benefits of any kind whatsoever (other than under COBRA, the Federal Social Security Act, state law continuation coverage or conversion rights, or any Employee Benefit Plan qualified under Section 401(a) of the Code) to any Business Employee who, at the time the benefit is to be provided, is a former director or former employee of, or other provider of services to, the Company or an ERISA Affiliate (or a beneficiary of any such person), or any other Business Employee, nor have any representations, agreements, covenants or commitments been made to provide such benefits.

                  (n) Accrued Liabilities Relating to Employee Benefit Plans. Any material amount of contribution, insurance premium, excise tax, interest charge or other liability or charge imposed or required with respect to any Employee Benefit Plan which is attributable to any period or any portion of any period prior to the Closing is treated as a liability on the Closing Balance Sheet of the Company, including, without limitation, any portion of the matching contribution required with respect to the Company's 401(k) Plan for the plan year ending after the Closing which is attributable to elective contributions made by participants in such plan prior to the Closing and assuming that all participants are employed by the Company as of the end of such plan year.

         4.20     IMMIGRATION MATTERS.

                  (a) Current Employees. With respect to all current employees (as defined in Section 274a.1(g) of Title 8, Code of Federal Regulations) of the Company, true and complete copies of all Forms I-9 (Employment Eligibility Verification Forms) completed pursuant to the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder ("IRCA") and any and all copies of documentation, records or other papers retained with Forms I-9 (Employment Eligibility Verification Forms), have been delivered to Purchaser prior to the Closing. The Company has complied with IRCA with respect to the completion of Forms I-9 for all employees and the reverification of the employment status of any and all employees whose employment authorization documents indicated a limited period of employment authorization.

                  (b) Former Employees. With respect to all former employees who left the employment within three (3) years prior to Closing, the Company has complied with IRCA with respect to the maintenance of Forms I-9 for at least three (3) years or for one (1) year beyond the date of termination, whichever is later. True and complete copies all Forms I-9 maintained for former employees pursuant to IRCA, and any and all copies of documentation, records or other papers retained with Forms I-9, will be delivered to Purchaser prior to the Closing.

                  (c) Visa Status. Schedule 4.20 attached hereto contains a true and complete list of all employees of the Company working under INS authorization in E, F, H, J, L, M, O, P or TN Visa Status together with a listing of each such employee's visa status and visa expiration date. The Company maintains current files containing all Labor Condition Applications
(LCA) and related public and non-public access documentation which it must present upon request by the U. S. Department of Labor or the general public, including but not limited to all documentation noted in 20 CFR ss. 655.760.

                  (d) Authorization to Work in U.S. The Company has only employed in respect of the Business individuals authorized to work in the United States. Within the twenty-four (24) months preceding the execution of this Agreement, the Company has not received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of IRCA, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA.

                  (e) Effect of Merger. The consummation of the transactions contemplated by this Agreement will not, (i) give rise to any liability for the failure to properly complete and update Forms I-9, (ii) give rise to any liability for the employment of individuals not authorized to work in the United States or (iii) cause any current employee to become unauthorized to work in the United States.

         4.21 BROKERS FEES AND EXPENSES. Other than Daniels and Company which has been retained by Company, neither the Company nor the Common Stockholders have retained or utilized the services of any broker, finder or intermediary, or paid or agreed to pay any fee or commission to any person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity with respect thereto which would obligate Purchaser to pay any such fees or commissions.

         4.22 ABSENCE OF MATERIAL CHANGES. Excluding Dialtone Mexico, and except as set forth in Schedule 4.22 attached hereto, from March 31, 2002 through Closing there has not been a Material Adverse Effect in the financial condition of the Business.

         4.23 BANK ACCOUNTS. Schedule 4.23 attached hereto contains a true, complete and correct list showing the name and location of each bank or other institution in which the Company has any deposit account or safe deposit box in respect of the Business, together with a listing of account numbers and the persons authorized to draw thereon or have access thereto.

         4.24 HAZARDOUS SUBSTANCES. For purposes of this Agreement: (i) "Environmental Laws" means the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., and all other applicable federal, state, county, municipal, administrative or other laws, ordinances, rules, regulations and requirements or common law doctrines pertaining to environmental, health, safety or ecological conditions, along with any regulations promulgated thereunder; and (ii) "Hazardous Material" means (A) any "hazardous substance," "hazardous waste" or "hazardous material" defined as such in (or for purposes of) any Environmental Law; (B) any petroleum product; and
(C) any other substance, regardless of physical form, that is subject to any law regulating, or imposing obligations, liability, or standards of conduct concerning the protection of human health, plant life, animal life, natural resources, or property; provided that "Hazardous Material" shall not be deemed to include ordinary cleaning supplies customarily used in the operation of the Business, kept in such quantities as are customarily found in businesses similar to the Business provided the same are used, stored and disposed of in all respects in accordance with all laws regulating the same and that such use, storage or disposal of same has not and will not cause the Company, Purchaser or the Surviving Corporation to incur any liability.

                           (i)      To the best knowledge of the Company, no
prior owner, user or occupant of the Real Property or any property formerly owned, leased, or occupied by the Company (collectively, the "Properties") has conducted or authorized the use, generation, transportation, storage, handling, treatment, or disposal of any Hazardous Material on the Properties;

                           (ii)     To the best of the knowledge of the Company
during the Company's ownership, leasing and occupancy of the Properties, there has been no spill, discharge, release, emission, or contamination of any of the Properties by any Hazardous Material, and, to the best knowledge of the Company, no Hazardous Substance exists on any of the Properties;

                           (iii)    The Company has not received any written
actual notice of, and to the best knowledge of the Company, no governmental authority or any employee or agent thereof has determined, or threatens to determine, that there exists a violation of any Environmental Law at the Properties or that the Company or the Properties have incurred any liability under any Environmental Law;

                           (iv)     To the best of the knowledge of the Company,
there is no pending litigation or proceeding before any court or any governmental or administrative body in which it is alleged that there has been a discharge, spill, disposal or release of any Hazardous Material which, if determined adversely, would have a Material Adverse Effect on the Company, or the Business or Assets, nor are the Company aware of any facts or circumstances that would reasonably lead it to believe that any person or governmental authority may allege any of the foregoing;

                           (v)      There are no agreements between the Company
and any governmental body or agency (federal, state or local) relating in any way to the presence, spill, discharge, release, threat of release, storage, treatment or disposal of any Hazardous Material;

                           (vi)     The Company has owned or operated the
Premises in compliance with all Environmental Laws;

                           (vii)    The Company and the Assets have, without
violation, all necessary permits under the Environmental Laws;

                           (viii)   During the Company's leasing and occupancy
of the Properties, (A) none of the Properties has been excavated; and (B) no construction debris or other debris was buried on any of the Properties in the portion of the Properties occupied by the Company during the Company's period of occupancy;

                           (ix)     To the best of the knowledge of the Company,
neither the Company, the Common Stockholders nor the Properties have incurred any liability resulting from the disposal of, or the arrangement for disposal of, any Hazardous Materials either at the Properties or at the property of any third party.

                           (x)      The Company has delivered to Purchaser
copies of all documents, reports or tests with respect to the compliance of the Properties and Assets with the Environmental Laws or the presence of any Hazardous Material on the Properties that were (A) prepared for the Company; or
(B) prepared for other parties and are in the possession of the Company and, to the best knowledge of the Company, all such reports and tests contain no material misstatements or omissions.

         4.25     REPRESENTATIONS AS TO PROPERTY.

                  (a)      Zoning and Use.

                           (i)      Except as set forth on Schedule 4.7, to the
best of the knowledge of the Company no part of the Real Property, including the Facility, is subject to any building or use restriction that restricts or prevents the present use of the Real Property, including the Facility;

                           (ii)     To the best of the knowledge of the Company
the Real Property, including the Facility, is properly and duly zoned for its current use.

                           (iii)    To the best of the knowledge of the Company
there are no violations of any rule, regulation, code, resolution, ordinance, statute or law of any government, governmental agency or Insurance Board of Underwriters involving the use, maintenance, operation or condition of the Real Property, including the Facility, or any part thereof;

                           (iv)     There are no outstanding notices or orders
directed to the Company of any governmental authority having jurisdiction over the Real Property, including the Facility, not fully and duly complied with, affecting the use or operation of any part of the Real Property, including the Facility, or requiring, as of the date hereof or as of a specified or unspecified date in the future, any repairs or alterations or additions or improvements thereto;

                           (v)      All necessary permits and licenses required
in connection with the current uses of the Facility, have been obtained and are currently in full force and effect; and

                           (vi)     To the best of the knowledge of the Company
the Facility, is not located in any conservation or historic district, but is in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards.

                           (vii)    The Company has not received any
recommendation from any of its insurers with respect to the Facility which has not been acted upon to the satisfaction of such insurer;

                  (b) Encroachment. To the best of the knowledge of the Company no improvements located on the Real Property, including the Facility, violate any setback requirements or encroach on any adjacent property and no buildings or other improvements of any kind encroach on the Real Property, including the Facility.

                  (c) No Mechanics' Liens. No labor has been performed or material furnished the Facility, for or on behalf of the Company for which the Company is legally liable and has not heretofore fully paid, or for which any mechanics' or materialmen's lien or liens, or any other lien, can be claimed by any person, party or entity adverse to the interests of Company.

                  (d) No Condemnation Proceedings. To the best of the knowledge of the Company no condemnation or eminent domain proceedings are pending or, to the best of the Company's or Common Stockholders' knowledge, threatened or contemplated against the Real Property, including the Facility, or any part thereof, and the Company has received no notice, oral or written, of the desire of any public authority or other entity to take or use the Real Property, including the Facility, or any part thereof. The Company will give Purchaser prompt written notice of any actual or, if known to the Company or the Common Stockholders, any threatened or contemplated condemnation of any part of the Real Property, or the Facility.

                  (e) Taxes, Assessments. To the best of the knowledge of the Company the Company has paid, or will pay at or prior to Closing, all personal property taxes, assessments, charges, fees, levies and impositions (general or special) related to the Assets, coming due prior to the Closing. Since February 1, 2002, and other than as set forth in Schedule 4.25(e), Company has received no notice from its landlord or others that its rent is to be increased because of any increase in taxes, assessments, charges, fees, levies or imposition related to the Properties.

                  (f) Construction of Improvements. To the best of the knowledge of the Company the Facility is structurally safe and sound, is fit for the purposes for which it is being employed, and does not contain asbestos or PCB's.

                  (g) Utilities. To the best of the knowledge of the Company usable public sanitary and storm sewers, public water facilities, gas, electrical and telephone facilities (collectively the "Public Utilities") necessary to the current operation of the Real Property are installed in, and are properly connected to, the Real Property, including the Facility, and can be used without any charge except the normal and usual metered public utility charges and usual sewer charges.

                  (h) Access to Public Road. To the best of the knowledge of the Company the Real Property, including the Facility, abuts a public roadway, and the right of ingress and egress from said roadway to and from the Real Property, including the Facility, is not restricted or limited in any manner.

         4.26 FULL DISCLOSURE. The statements, representations and warranties made by the Company and the Common Stockholders in this Agreement and in the Schedules, Revised Schedules and Exhibits referenced herein do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 5
           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

         In order to induce the Company and Common Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser and Merger Sub hereby make the following representations and warranties to the Company and Common Stockholders as follows, each of which representations and warranties is material to and relied upon by the Company and the Common
Stockholders:

         5.1 ORGANIZATION OF PURCHASER AND MERGER SUB. Purchaser is a corporation duly organized and validly existing under the laws of the State of Minnesota. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Florida. Each of Purchaser and Merger Sub has the corporate power and authority to own its respective properties and to carry on its respective businesses as now being conducted by it.

         5.2 CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. Purchaser and Merger Sub have full corporate power and authority to execute and deliver this Agreement and each of the agreements, documents and instruments referenced in this Agreement to which each of Purchaser and Merger Sub is or will be a party ("Purchasers' Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The Boards of Directors of Purchaser and Merger Sub have duly approved and authorized the execution and delivery of this Agreement and each of the Purchasers' Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Purchaser and Merger Sub is necessary to approve and authorize the execution and delivery of this Agreement and such Purchasers' Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Assuming that this Agreement and each of the Purchasers' Transaction Documents constitutes a valid and binding agreement of the Company or Common Stockholders, as the case may be, this Agreement and each of the Purchasers' Transaction Documents constitutes, or will constitute when executed and delivered, a valid and binding agreement of Purchaser and Merger Sub, in each case enforceable against Purchaser and Merger Sub in accordance with its terms, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles.

         5.3 NO CONFLICT. Assuming all consents, approvals, authorizations, and other actions listed on Schedule 5.3 attached hereto have been obtained or taken prior to the date hereof or Closing as indicated thereon, the execution and delivery by Purchaser and Merger Sub of this Agreement, the Purchasers' Transaction Documents and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby do not and will not (a) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority;
(b) violate the terms of any instrument, document or agreement to which Purchaser or Merger Sub is a party, or by which Purchaser or Merger Sub or the property of Purchaser or Merger Sub is bound, or be in conflict with, result in a breach of or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document or agreement; (c) violate Purchaser's or Merger Sub's Certificate of Incorporation or bylaws; or (d) violate any order, writ, injunction, decree, judgment, ruling, law or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to Purchaser or Merger Sub, or the business or assets of Purchaser or Merger Sub, and relating to the transactions contemplated hereby.

         5.4 BROKERS FEES AND EXPENSES. Neither Purchaser nor Merger Sub have retained or utilized the services of any broker, finder, or intermediary, or paid or agreed to pay any fee or commission to any person or entity for or on account of the transactions contemplated hereby, or had any communications with any person or entity which would obligate the Company or Common Stockholders to pay any such fees or commissions.

                                    ARTICLE 6
                                 INDEMNIFICATION

         6.1 INDEMNIFICATION BY THE COMMON STOCKHOLDERS. The exclusive indemnification obligations of the Common Stockholders under this Agreement shall be the indemnification obligations set forth herein. The procedure for indemnification will be governed by the terms of this Article 6. Any and all indemnification obligations under this Agreement shall be deemed an indemnification obligation under Article 6 hereof. Each Common Stockholder hereby agrees to indemnify Purchaser, and its agents, employees, officers, directors, successors and assigns and to hold them harmless from and against all claims, liabilities, damages, losses, costs and expenses (including, in certain instances as set forth herein, reasonable attorneys' fees) incurred or suffered by any of them and arising out of:

                  (i) any breach of any agreement or covenant of the Company or Common Stockholders or any inaccurate or erroneous warranty or representation of the Company or Common Stockholders contained herein or in any Exhibit, Schedule or Revised Schedule hereto or any instrument or document entered into pursuant hereto;

                  (ii) reasonable costs or expenses which may be incurred by Purchaser or any affiliate thereof in curing any breach of covenant, warranty or representation by the Company contained in this Agreement or made pursuant hereto together with all reasonable costs and expenses incurred by Purchaser in defending any suit or action which may be brought against it alleging such breach, including, but not limited to, reasonable attorneys' fees as provided herein under certain circumstances (collectively, with all other indemnification obligations of the Company and the Stockholders under any other provisions contained elsewhere in this Agreement or pursuant hereto, the "Section 6.1 Indemnified Claims").

         If any garnishment, levy, attachment, execution, or other lien reaches, garnishes, encumbers or attaches to any of the assets, property or business of Purchaser by virtue of such suit, or as a part of such suit, then, and in any and each such event, Purchaser shall be entitled immediately to post whatever bond is required and do whatever else is required expeditiously to release the property, assets and business of Purchaser from any such levy, attachment, execution, lien, garnishment or encumbrance, all at the sole expense of the Stockholders, the reasonable cost of which shall be paid from the Indemnity Escrow to the extent that, at the time thereof, the Base Amount (as hereinafter defined) has been exceeded.

         Any reference in this Agreement to any right of indemnification by Purchaser or Company against the Common Stockholders, or any other claim by Purchaser or the Company against the Common Stockholders shall be deemed a
Section 6.1 Indemnified Claim subject to the provision of Article 6 hereof.

         6.2 INDEMNIFICATION BY PURCHASER. Purchaser hereby agrees to indemnify Common Stockholders and their respective agents, successors, heirs, and assigns, and hold each of them harmless from and against all claims, liabilities, damages, losses, costs and expenses (including under certain circumstances as provided herein, reasonable attorneys' fees) incurred or suffered by any of them and arising out of:

                  (i) any breach of any covenant of Purchaser or any inaccurate or erroneous warranty or representation of Purchaser or Merger Sub contained herein or in any instrument or document entered into pursuant hereto;

                  (ii) any action, claim, suit or proceeding now or hereafter pending or threatened by any third party against the Stockholder arising out of any actual or alleged acts or omissions of Purchaser or the Surviving Corporation in connection with Surviving Corporation's operation of the Business conducted after the Closing Date; and

                  (iii) reasonable costs or expenses which may be incurred by the Common Stockholders in defending any action which may be brought against them alleging a breach of any covenant of Purchaser or any inaccurate or erroneous warranty or representation of Purchaser, including under certain circumstances as provided herein, reasonable attorneys' fees.

         6.3      PROVISIONS REGARDING INDEMNIFICATION.

                  (a) Procedure. The indemnified party (or parties) shall promptly notify the indemnifying party (or parties) of any claim, demand, action or proceeding ("Case") for which indemnification shall or may be sought under this Agreement specifying the factual basis of such claim with reasonable detail to the extent then known by the party seeking indemnification, and, if such Case is a third party claim, demand, action or proceeding ("Third Party Case"), the indemnifying party shall have the right, at its expense, to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate in, at its own expense, but not control ("Monitor"), the defense of any such Third Party Case. In connection with any such Third Party Case, the indemnified and indemnifying parties shall cooperate with each other. No such Third Party Case shall be settled without the prior written consent of the indemnified party; provided, however, that if a firm, written offer is made to settle any such Third Party Case and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such Third Party Case; and the maximum liability of the indemnifying party relating to such Third Party Case shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such Third Party Case is greater than the amount of the proposed settlement.

                  (b) Attorney's Fees. At such time that the indemnifying party accepts the defense of a Third Party Case, it shall advise the indemnified party whether it accepts liability to indemnify the indemnified party for any judgment in favor of the third party ("Acceptance"). In such an event the expenses incurred by the indemnified party in Monitoring the defense shall be borne by the indemnified party. If the indemnifying party does not give Acceptance, then, in the event that the indemnifying party is ultimately found liable for indemnification, then the indemnifying party shall pay the reasonable attorney fees and expenses incurred by the indemnified party in Monitoring the defense. In the event that an indemnifying party not having given Acceptance is found not to be liable for indemnification, then the indemnified party shall pay the reasonable attorney fees and expenses incurred by the indemnifying party, and shall bear its own Monitoring fees and expenses.

         6.4 SURVIVAL. The representations and warranties contained in this Agreement and in the Transaction Documents delivered at the Closing shall survive the Closing for a period of one (1) year except for representations regarding Taxes which shall survive for the period of repose applicable to such Taxes ("Indemnification Claim Period"). Any claim must be made in writing and delivered to Common Stockholders' Representative, and their counsel and shall contain the amount of the claim and the basis of the claim. Any claim not made within the Indemnification Claim Period is forever waived, barred, and released and the Common Stockholder shall have no liability to the Purchaser for such claim.

         6.5 RIGHT OF SET-OFF. Purchaser shall have the right to set-off against the Escrow Amount (as defined in the Indemnity Escrow Agreement) held pursuant to the Indemnity Escrow Agreement any amounts otherwise payable by the Common Stockholders to Purchaser pursuant to the indemnification provisions in this Article 6, all in accordance with the Indemnity Escrow Agreement. The rights to indemnification as set forth in this Article 6 shall be the exclusive remedy of Purchaser with respect to the Section 6.1 Indemnified Claims. The Common Stockholders hereby agree that to the extent Section 6.1 Indemnified Claims exceed the Escrow Amount, the Common Stockholders will be personally liable for all such Section 6.1 Indemnified Claims that Purchaser may have in excess of the Escrow Amount, subject to Section 6.6 below.

         6.6      LIMITATIONS ON LIABILITY. Notwithstanding anything in this
Article 6 to the contrary, the parties agree to the following limitations on liability for indemnification:

                  (a) Deductible Amount. From the aggregate of all claims which may otherwise be asserted by Purchaser against Common Stockholders under this Article 6 shall first be deducted any amount actually recovered from insurance ("Insurance Deductible"), and Purchaser shall pay over to Common Stockholders any amounts received from insurance to the extent such proceeds reimburse Purchaser for amounts previously paid by Common Stockholders hereunder. From the balance of the aggregate of all claims which may otherwise be asserted by Purchaser against Common Stockholder, there shall be deducted the sum of $300,000.00 ("$300,000 Deductible Amount"), (the Insurance Deductible and the $300,000 Deductible Amount shall collectively be deemed the "Deductible Amounts".) Any deductible amount which is initially deducted as part of the Deductible Amounts with respect to which insurance is received at any time shall be deemed part of the Insurance Deductible Amount and not part of the $300,000 Deductible Amount.

                  (b) Insurance. Purchaser shall cause Common Stockholders' Representative to be named as a loss payee on all policies of insurance covering the Business, as the interests of the Common Stockholders may appear. So long as the cost is not materially different from that paid by Company, and so long as such coverage is commercially available, Purchaser shall maintain policies of insurance on the Business in an amount and with coverage no less comprehensive than as was maintained by Company prior to Closing. Any proceeds received by Purchaser from insurance against such loss, or from the Escrow Amount, shall reduce the amount of such claim against Common Stockholders. If Purchaser asserts a Section 6.1 Indemnified Claim, and the loss giving rise to the claim may be covered by insurance, then Purchaser shall promptly make, and shall diligently pursue, a claim against the insurer. The Common Stockholders' Representative shall have the right to participate in, at their own expense, but not control ("Monitor"), the progress of the insurance claim, or at their discretion they shall reserve the right to control the insurance claim, unless the Purchaser acknowledges in writing it will not seek any indemnification as to the claim which forms the basis for the insurance claim. In connection with any such insurance claim, the Common Stockholders' Representative and Purchaser shall cooperate with each other. No such Insurance Claim shall be settled without the prior written consent of the Common Stockholders' Representative. Unless and until Purchaser obtains a declaratory judgment or other judgment establishing and finding that Common Stockholders are required to indemnify Purchaser, Purchaser may make, but may not pursue, an Escrow Claim against Common Stockholders to the extent that such claim may be covered by insurance. If Purchaser, after obtaining such judgment, receives a transfer from the Escrow Agent on account of a claim arising from a loss which may be covered by insurance, and if Purchaser later receives insurance proceeds for such loss, then Purchaser shall pay to the Common Stockholders' Representative the amount of such proceeds to the extent such proceeds represent payment for a loss for which Common Stockholders have paid an Escrow Claim (unless the Escrow shall have at such time been released, in which case payment shall be made by Purchaser to Common Stockholders as directed by Common Stockholders' Representative).

                  (C) Maximum Amount. The maximum aggregate amount of liability to which any Common Stockholder may be subject for Section 6.1 Indemnified Claims is the Merger Consideration received by such Common Stockholder.

                  (D) Disclosure to Seller. Seller shall not be entitled to indemnification for any loss arising from the breach of a warranty or representation of which, as of Closing, Seller had Knowledge. "Knowledge" for the purpose of this subsection means that every fact necessary to constitute such breach of warranty or representation is contained in the materials supplied to Purchaser by Company bearing a Bates stamp number from 1 to 15102, or in reports obtained by Purchaser from third parties. Purchaser has provided to Company copies of all reports obtained from third parties regarding the Company or the Business as set forth on Schedule 6.6 (c) and bearing the Bates stamp number recorded on such schedule.

                  (E) Designation of Representative. Each Stockholder hereby irrevocably appoints Hunt, Cook, Riggs, Mehr & Miller, P.A., (or any successor firm of lawyers) as its agent upon whom service may be made. Each Stockholder hereby consents to personal jurisdiction in the State of Florida for any matters arising as a result of this Agreement or the transactions contemplated hereunder.

         6.7      EXCLUSIVE REMEDY. The Indemnification rights set forth in
Article 6 hereof shall constituted the sole and exclusive remedy by Purchaser for any breach of this Agreement or any of the covenants, agreements, representations, or warranties of the Common Stockholders pursuant to this Agreement or any of the Schedules, Exhibits (other than the Non-Compete Agreements and Employment Agreement), Transactional Documents, or other matters contemplated by or pursuant to this Agreement ("Documents"). Each and every claim by the Purchaser against the Common Stockholders for any matter whatsoever under the Documents, shall be a Section 6.1 Indemnification Claim subject to all of the provisions of Article 6 hereof, and the procedures set forth in Article 6 shall be the exclusive remedy available to the Purchaser. Except for the indemnification provided herein, the Purchaser and the Company hereby expressly waive and release any and all other remedies against the Common Stockholders for damages, of any kind, nature, or character, and any other remedy or relief available at law or equity, except as provided in Article 6 hereof. The foregoing restriction shall not apply to equitable relief if the equitable relief sought is otherwise proper and the damages sought to be awarded are found to be likely to exceed Ten Million Dollars ($10,000,000).

                                    ARTICLE 7

                            MISCELLANEOUS PROVISIONS

         7.1 SEVERABILITY. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

         7.2 MODIFICATION AND WAIVER. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by the Purchaser, Merger Sub, the Company and Common Stockholders. No change, amendment or attempted waiver of any provision hereof shall be binding on the other parties unless reduced to writing and signed by Purchaser, Merger Sub, the Company and the Common Stockholders. Unless specifically provided otherwise herein or agreed to by Purchaser, Merger Sub, the Company and the Common Stockholders in writing, no modification, waiver, termination, rescission, discharge or cancellation of this Agreement shall affect the right of the parties hereto to enforce any claim, whether or not liquidated, which accrued prior to the date of such modification, waiver, termination, rescission, discharge, or cancellation of this Agreement, and no waiver of any provision or of any default under this Agreement shall affect the right of any party to enforce such provision or to exercise any right or remedy in the event of any other default, whether or not similar.

         7.3 ASSIGNMENT; BINDING AGREEMENT. This Agreement, the Transaction Documents and the Purchasers' Transaction Documents may not be assigned by any party hereto without the prior written consent of the other parties, provided that Purchaser may assign this Agreement in whole or in part to one or more wholly-owned subsidiaries without the consent of the Company or Common Stockholders (but no such assignment shall relieve Purchaser of its obligations hereunder). The terms and conditions hereof shall survive the Closing (subject to Article 6) and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

         7.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument. This Agreement shall be effective and binding on all parties when all parties have executed and delivered a counterpart of this Agreement.

         7.5 NOTICES. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by a recognized overnight delivery service which guarantees next day delivery ("Overnight Delivery") or mailed registered or certified mail, return receipt requested, postage prepaid, transmitted or addressed to the intended recipient as set forth below. Any other form of delivery shall be effective only if receipt is acknowledged by the recipient by other than automatic means.

If to the Stockholders'           Dialtone Stockholders' Representative, Inc.
 Representative:                  Alvaro Albarracin
                                  16246 SW 4th Street
                                  Pembroke Pines, Florida 33027

With a copy to:                   Joseph R. Cook, Esq.
                                  Hunt, Cook, Riggs, Mehr & Miller, P.A.
                                  2200 Corporate Boulevard NW, Suite 401
                                  Boca Raton, Florida 33431
                                  Telecopy: (561) 997-6224

If to the Purchaser,  Merger Sub, or Company:    Allen L. Shulman, Esq.
                                                 General Counsel
                                                 Interland, Inc.
                                                 303 Peachtree Center Avenue
                                                 Atlanta, Georgia 30303

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (iii) by personal delivery will be deemed received on the day delivered, or on the first business day thereafter if not sent on a business day, (iv) by Overnight Delivery, will be deemed received on the day represented by the delivery service as the delivery date, or on the first business day thereafter if not delivered on a business day, (v) by U.S. mail, will be deemed received on the day represented by the United States Postal Service as the delivery date, and (vi) by any other means on the day receipt is acknowledged by other than automatic means, or such earlier date set forth in the acknowledgment.

         7.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, together with the Exhibits, Schedules and Revised Schedules referenced herein, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any person other than Purchaser, the Company and, after the Closing Date, the Common Stockholders, any rights or remedies hereunder.

         7.7 FURTHER ASSURANCES. The parties to this Agreement agree to execute or deliver, both before and after Closing, any additional information, documents or agreements contemplated hereby or necessary or appropriate to effect and consummate the transactions contemplated hereby. Common Stockholders and the Company agree to provide to Purchaser, both before and after the Closing, such information as Purchaser may reasonably request in order to consummate the transactions contemplated hereby and to effect an orderly transition of the Business following Closing.

         7.8 CONSTRUCTION. Within this Agreement the singular shall include the plural and the plural shall include the singular and any gender shall include all other genders, all as the meaning and context of this Agreement shall require. In connection with any action or event which by the terms hereof requires consent of a party hereto, such consent shall not be unreasonably withheld or delayed.

         7.9 CHOICE OF LAW. This Agreement and all documents executed in connection therewith shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         7.10 CONSENT TO JURISDICTION. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Florida or the Court of Broward County, Florida (except that Purchaser's right to move for removal to federal court, if any, shall not be defeated by the terms hereof) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Any federal or state court for Broward County, Florida shall be the exclusive jurisdiction and venue for any dispute between and among any of the parties hereto.

         7.11 SCHEDULES AND EXHIBITS. All Schedules and Exhibits referenced in this Agreement, whether attached hereto or not, shall be deemed to be a part of this Agreement, and this Agreement shall be construed in accordance therewith.

         7.12 DEFINITION OF DAYS. For purposes of this Agreement, a "business day" is a day on which both federally- and state-chartered banks are open for business. Notwithstanding anything to the contrary in this Agreement, no action shall be required of the parties hereto except on a business day and in the event an action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day. All references to "day" or "days" shall mean calendar days unless specified as a "business day."

         7.13 DEFINITION OF THE COMPANY'S KNOWLEDGE. As used herein, the terms "the best knowledge of the Company" or words of similar import shall mean the knowledge after due inquiry of any of Alvaro Albarracin, Madelyn Albarracin, Laurie Misner, Jorge Quintero, John Comeau, Kyle Sparger, Anthony Hawkins, and Leo Albarracin.

                                    ARTICLE 8
                       COMMON STOCKHOLDER'S REPRESENTATIVE

         8.1 IRREVOCABLE APPOINTMENT OF COMMON STOCKHOLDERS' REPRESENTATIVE. By the execution and delivery of this Agreement, including counterparts hereof, each Stockholder hereby irrevocably constitutes and appoints DIALTONE STOCKHOLDER REPRESENTATIVE, INC., and any successor to the foregoing person appointed pursuant to Section 8.3 hereof, as the true and lawful agent and attorney-in-fact (referred to in this Agreement as the "Common Stockholders' Representative") of such Common Stockholder with full power of substitution and with full power and authority to act in the name, place and stead of such Common Stockholder with respect to the terms and provisions of this Section 8.1, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Common Stockholders' Representative shall deem necessary or appropriate in connection with the following powers granted under this Section 8.1:

                  (a) to approve any action or perform any covenant or agreement hereunder or under any and all Transaction Documents which requires the consent, approval, waiver or performance of the Common Stockholders, including, without limitation, any action under Articles 3 and 6 hereof;

                  (b) to settle all claims, matters, disputes or disagreements under this Agreement, and under the Indemnity Escrow Agreement.

         8.2      ACTS OF COMMON STOCKHOLDERS' REPRESENTATIVE.

                  (a) The appointment of the Common Stockholders' Representative in Section 8.1 hereof shall be deemed coupled with an interest and shall be irrevocable, and Purchaser, Merger Sub and any other party may conclusively and absolutely rely, without inquiry, upon any action of the Common Stockholders' Representative as the act of each of the Common Stockholders in all matters referred to in Section 8.1 hereof. Each Common Stockholder hereby ratifies and confirms all that the Common Stockholders' Representative shall do or cause to be done by virtue of Common Stockholders' Representative's appointment as Common Stockholders' Representative of such Common Stockholder. The Common Stockholders' Representative shall act for the Common Stockholders on all of the matters set forth in Section 8.1 hereof in the manner the Common Stockholders' Representative believes to be in the best interest of the Common Stockholders and consistent with Common Stockholders' Representative's obligations under this Agreement, but the Common Stockholders' Representative shall not be responsible to any Common Stockholder for any loss or damage any Common Stockholder may suffer by reason of the performance by the Common Stockholders' Representative of Common Stockholders' Representative's duties under this Agreement, including any loss or damage resulting from any error of judgment, mistake of fact or law, or any act done or omitted to be done in good faith, other than loss or damage arising from willful violation of law or gross negligence in the performance of Common Stockholders' Representative's duties under this Agreement.

                  (b) Each Common Stockholder hereby expressly acknowledges and agrees that the Common Stockholders' Representative is authorized to act on behalf of such Common Stockholder notwithstanding any dispute or disagreement among the Common Stockholders, and that Purchaser and Merger Sub shall be entitled to rely on any and all action taken by the Common Stockholders' Representative under this Agreement without liability to, or obligation to inquire of, any of the Common Stockholders. Each of Purchaser and Merger Sub is hereby expressly authorized to rely on the authority and genuineness of the signature of the Common Stockholders' Representative on any instrument, certificate or document. Upon receipt of any writing which reasonably appears to have been signed by the Common Stockholders' Representative, each of Purchaser and Merger Sub may act upon the same without any further duty of inquiry as to the genuineness of the writing.

         8.3 INDEMNIFICATION OF COMMON STOCKHOLDERS' REPRESENTATIVE. Common Stockholders do hereby jointly and severally agree to indemnify and hold the Common Stockholders' Representative harmless from and against any and all liability, loss, cost, damage or expense (including without limitation fees and expenses of legal counsel) reasonably incurred or suffered as a result of the performance of Common Stockholders' Representative's duties under this Agreement except for actions constituting gross negligence or willful misconduct.

         8.4 PROOF OF AUTHORITY. Each Common Stockholder shall execute and deliver to the Common Stockholders' Representative such further documents requested by the Common Stockholders' Representative, if any, as may be necessary to the efficient proof of his authority to act and to exercise the powers granted the Common Stockholders' Representative under this Article 8.

         8.5 SURVIVABILITY OF POWER. EACH COMMON STOCKHOLDER INTENDS FOR THE AUTHORIZATIONS AND AGREEMENTS IN THIS ARTICLE 8 TO REMAIN IN FORCE AND NOT BE AFFECTED IF SUCH COMMON STOCKHOLDER SUBSEQUENTLY BECOMES MENTALLY OR PHYSICALLY DISABLED OR INCOMPETENT.

         IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement under seal as of the date first written above.

COMPANY:
DIALTONE, INC.                         DIALTONE STOCKHOLDER
                                       REPRESENTATIVE, INC., A FLORIDA
                                       CORPORATION

BY:                                    BY:
   -------------------------------        -------------------------------------
PRINTED NAME:                          PRINTED NAME:
             ---------------------                  ---------------------------
ITS:                                   ITS:
    ------------------------------         ------------------------------------


COMMON SHAREHOLDERS:



----------------------------------     ----------------------------------------
ALVARO ALBARRACIN                      MADELYN ALBARRACIN



----------------------------------     ----------------------------------------
LEO ALBERRACIN                         LAURIE MISNER



----------------------------------     ----------------------------------------
JORGE QUINTERO                         NORMAN KAPLAN



----------------------------------     ----------------------------------------
JOHN COMEAU                            KYLE SPANGER



----------------------------------     ----------------------------------------
ANTHONY HAWKINS

CENTRO ENDUCATIVO CRECIENDO
EN GRACIA


By:
   -------------------------------


                                       PURCHASER:

                                       INTERLAND, INC.



                                       By:
                                          -------------------------------------
                                       Its:
                                           ------------------------------------

                                       MERGER SUB:

                                       JAGUARCUB ACQUISITION CORPORATION



                                       By:
                                          -------------------------------------
                                       Its:
                                           ------------------------------------